Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	April 28, 2009
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES 28 PERCENT INCREASE IN NET INCOME ON RECORD SALES AND IMPROVED GROSS MARGINS FOR THE FIRST QUARTER ENDED MARCH 31, 2009

SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology, today announced record sales of $58.4 million for the quarter ended March 31, 2009, an increase of 9% over sales of $53.6 million for the first quarter of 2008.

Net income for the first quarter of 2009 increased 28% to $5.5 million, or $0.19 per share, compared to net income of $4.3 million, or $0.15 per share, for the first quarter of 2008.

“During the first quarter we accomplished our goal of closing the Alveolus, Inc. and Biosearch Medical Products, Inc. transactions.  We believe the technology and intellectual property acquired in these transactions will facilitate growth and opportunity in our new Merit Endotek™ division,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “Despite the worldwide economic slowdown and financial turmoil, Merit posted gains in sales and gross margins.  Excluding sales of our largest OEM customer, our OEM sales grew 41%.  We believe this was a result of efficient staffing and aggressive marketing of Merit’s broad line of products for customers looking for stability and value.”

Gross margins for the first quarter of 2009 were up 220 basis points to 42.5% of sales, compared to 40.3% of sales for the first quarter of 2008.  The improvement in gross margins was primarily the result of overhead and manufacturing efficiencies attributable to higher production volumes, reduced material costs, and a favorable Euro to dollar exchange rate, which reduced costs in Merit’s facility in Galway, Ireland.

Selling, general and administrative expenses for the first quarter of 2009 were 25.4% of sales, compared to 24.4% of sales for the first quarter of 2008.  Approximately 130 basis points of the increase in SG&A expenses were related to acquiring the assets of Alveolus and operating the former Alveolus business during the last three weeks of the quarter ended March 31, 2009.  Research and development costs were 3.6% of sales for both the first quarter of 2009 and the first quarter of 2008.

Income from operations for the quarter ended March 31, 2009 was $7.9 million, compared to $6.6 million for the first quarter of 2008.

For the first quarter of 2009, compared to the first quarter of 2008, catheter sales increased 25%; custom kit and tray sales rose 10%; stand-alone device sales grew 9%; and inflation device sales fell 4%.  Inflation device sales were affected by deliveries of inflation devices to an OEM customer.

Merit’s effective tax rate for the first quarter of 2009 was 31.4%, compared with 36.0% for the comparable period of 2008.  This lower tax rate is primarily a result of higher profits in Merit’s Irish facility, which are taxed at a lower rate.

Merit’s cash position was $16.4 million on March 31, 2009, compared with $34.0 million on December 31, 2008.  Approximately $20.2 million was paid from cash reserves during the first quarter of 2009 to acquire the assets of Alveolus and Biosearch, and $2.5 million was spent to repurchase outstanding shares of Merit’s common stock.

CONFERENCE CALL

Merit Medical invites all interested parties to participate in its conference call today, April 28, 2009, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-240-4186, and the international number is 303-262-2137.  A live webcast as well as a rebroadcast of the conference call can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

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INCOME STATEMENT

(Unaudited, in thousands except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

SALES	$58,371	$53,553

COST OF SALES	33,563	31,961

GROSS PROFIT	24,808	21,592

OPERATING EXPENSES
Selling, general and administrative	14,829	13,072
Research and development	2,079	1,916
Total	16,908	14,988

INCOME FROM OPERATIONS	7,900	6,604

OTHER INCOME (EXPENSE)
Interest income	122	150
Other income (expense)	52	(5)
Total Other Income - net	174	145

INCOME BEFORE INCOME TAXES	8,074	6,749

INCOME TAX EXPENSE	2,537	2,432

NET INCOME	$5,537	$4,317

EARNINGS PER COMMON SHARE-
Basic	$0.20	$0.16

Diluted	$0.19	$0.15

AVERAGE COMMON SHARES-
Basic	28,057	27,495

Diluted	28,547	28,301

BALANCE SHEET

(Unaudited in thousands)

	March 31,	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$16,430	$34,030
Trade receivables, net	29,794	27,749
Employee receivables	115	126
Other receivables	711	818
Inventories	42,953	38,358
Prepaid expenses and other assets	1,184	985
Deferred income tax assets	2,779	2,782
Income tax refunds receivable	626	607
Total Current Assets	94,592	105,455

Property and equipment, net	105,748	103,939
Other intangibles, net	17,344	6,913
Goodwill	21,124	13,048
Other assets	2,181	2,325
Deferred income tax assets	35	23
Deposits	126	73

Total Assets	$241,150	$231,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	13,724	10,622
Accrued expenses	11,020	9,973
Advances from employees	314	211
Income taxes payable	2,109	366
Total Current Liabilities	27,167	21,172

Deferred income tax liabilities	8,782	8,771
Liabilities related to unrecognized tax positions	2,818	2,818
Deferred compensation payable	2,205	2,348
Deferred credits	1,967	1,994
Other long-term obligation	395	368
Total Liabilities	43,334	37,471

Stockholders’ Equity
Common stock	59,732	61,689
Retained earnings	138,211	132,674
Accumulated other comprehensive loss	(127)	(58)
Total stockholders’ equity	197,816	194,305

Total Liabilities and Stockholders’ Equity	$241,150	$231,776

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and gastroenterology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 100 individuals.  Merit employs approximately 1,780 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008.  Such risks and uncertainties include risks relating to: infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; downturn of the national economy and its affect on Merit’s revenues, collections and supplier relations;  termination of supplier relationships, or failure of suppliers to perform; product recalls and product liability claims; delays in obtaining regulatory approvals, or the failure to maintain such approvals; inability to successfully manage growth through acquisitions; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete; market acceptance of new products; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; changes in key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement; changes in health care markets related to health care reform initiatives; impact of Merit’s business by force majeure factors, including severe weather conditions; failure to comply with applicable environmental laws and other factors referred to in Merit’s Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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